SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G (A)
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

 (Amendment No.____________)(1)

Cost-U-Less Inc.
(Name of Issuer)

Common stock
(Title of Class of Securities)

221492101
(CUSIP Number)

June 13, 2005
(Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ x ]  Rule 13d-1(b)

          [ _ ]  Rule 13d-1(c)

          [ _ ]   Rule 13d-1(d)

     (1)  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Bridgeway Capital Management, Inc.   76-0409332
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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Bridgeway Capital Management, Inc.  76-0409332
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [_]

                                                                 (b)  [_]
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3.   SEC USE ONLY

         Houston, TX
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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
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  NUMBER OF      5.   SOLE VOTING POWER

   SHARES                   197,950
                            --------------------------------------------------------

BENEFICIALLY     6.   SHARED VOTING POWER

  OWNED BY
                            --------------------------------------------------------

    EACH               7.   SOLE DISPOSITIVE POWER

  REPORTING             197,950
                            --------------------------------------------------------

   PERSON           8.   SHARED DISPOSITIVE POWER

    WITH

                             --------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

[ ]
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         4.9613%
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12.  TYPE OF REPORTING PERSON*
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*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:

                  Cost-U-Less Inc.
            -----------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                  3633 136th Place SE, Ste. 110  Bellevue, WA 98006
            -----------------------------------------------------------

Item 2(a).  Name of Person Filing:

                  Bridgeway Capital Management, Inc.
            -----------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                  5615 Kirby Drive, Suite 518   Houston, TX  77005
            -----------------------------------------------------------

Item 2(c).  Citizenship:

                  USA
            -----------------------------------------------------------

Item 2(d).  Title of Class of Securities:

                  Common stock
            -----------------------------------------------------------

Item 2(e).  CUSIP Number:

                  221492101
            -----------------------------------------------------------=

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange Act.

     (d)  [X]  Investment  company  registered under Section 8 of the Investment Company Act.

     (e)  [  ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f)   [_]  An employee  benefit plan or endowment  fund in  accordance  with Rule 13d-1(b)(1)(ii)(F);

     (g)  [_]  A parent  holding  company or control  person in accordance  with Rule 13d-1(b)(1)(ii)(G);

     (h)  [_]  A savings  association  as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i)   [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)   [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                  197,950
          -------------------------------------------------------------

     (b)  Percent of class:

                  4.9613%
          -------------------------------------------------------------

     (c)  Number of shares as to which such person has:

         (i)    Sole power to vote or to direct the vote _197,950_,

         (ii)   Shared power to vote or to direct the vote___________,

         (iii)  Sole power to dispose or to direct the disposition of _197,950_,

         (iv)  Shared power to dispose or to direct the disposition of__________.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ x ].

                  NA
         --------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                  NA
         --------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  NA
         --------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

                  NA
         --------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

                  NA
          -------------------------------------------------------------

Item 10.  Certifications.

     (a)  The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

     (b)  The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 13, 2005
-------------------------------------
(Date)

/s/ LINDA GIUFFRE
 -------------------------------------
(Signature)

Linda Giuffré
CCO, Bridgeway Capital Management, Inc.
-------------------------------------
(Name/Title)

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention.  Intentional  misstatements  or omissions of fact constitute  federal criminal violations (see 18 U.S.C. 1001).